LIONBRIDGE REPORTS FIRST QUARTER RESULTS WITH REVENUE OF $113.7 MILLION, GAAP EPS OF
($0.05) AND NON-GAAP EPS OF $0.00

Increased Revenue and Profit Levels in March and Growing Pipeline Indicate Strong
Sequential Growth in Q2

WALTHAM, Mass. – May 08, 2013 — Lionbridge Technologies, Inc. (Nasdaq: LIOX) today announced financial results for the quarter ended March 31, 2013. Financial and business highlights for the quarter include:

•	Revenue of $113.7 million, a year-on-year increase of $1.6 million compared to the first quarter of 2012.

•	GAAP net loss of $3.0 million, or ($0.05) per share based on 60.2 million weighted average shares outstanding. This marks a year-on-year decrease of $4.7 million, or $0.08 per share, compared to the first quarter of 2012, primarily due to lower spend from select enterprise technology clients in the Company’s Global Language and Content (GLC) segment during the quarter.

•	Non-GAAP adjusted earnings of $232,000, or $0.00 per share. The Company defines non-GAAP adjusted earnings as net income (loss) excluding merger, restructuring and acquisition-related costs, asset impairment costs, stock-based compensation, and amortization of acquisition-related intangible assets. Please see the section of this release entitled “Non-GAAP Financial Measures” and the attached table for details and reconciliations of this measure to the comparable GAAP measure.

•	An ending cash balance of $20.6 million.

•	Strong, 23% year-on-year growth in its Global Development and Testing (GDT) segment, led by a large-scale, multi-year, global testing program.

•	New engagements with leading organizations in the heavy equipment, luxury retail and online search industries.

•	A growing pipeline of business related for the Company’s new marketing and crowdsourcing offerings.

Lionbridge also announced that, as part of a Company-wide operational review, it is in the process of hiring a senior operations leader to lead the execution of the Company’s strategy for sustainable revenue and profit growth. In addition, the Company is initiating a 2013 restructuring plan to align costs and increase efficiencies as it expands its new global language workflow platform throughout its translation business. The restructuring program is expected to result in approximately $5-7 million of restructuring charges in 2013 with an expected six to twelve month benefit.

“Lower than anticipated spend from several enterprise technology accounts in our traditional translation business drove the majority of our profit variance in the quarter. Despite our disappointing start to the year, our positive momentum in March and our current activity levels indicate strong sequential revenue and profit growth in Q2 as we scale existing client programs and continue to grow our new offerings across end markets,” said Rory Cowan, CEO, Lionbridge. “At the same time, we are also taking steps to optimize our delivery model and increase our profit levels by extending our technology automation, reducing our costs and strengthening our global operational leadership. These changes, combined with our growing pipeline of business, indicate a strengthening second half 2013 and further profit growth in 2014.”

Lionbridge also stated that it was engaged in strategic initiatives during the first quarter that precluded it from executing any purchases under its authorized stock buyback program. The Company plans to repurchase stock under the buyback program, provided it is no longer subject to such restrictions and subject to market conditions.

The Company provided an outlook for the second quarter of 2013 with revenue of $120-123 million and expectations for quarter gross margin expansion as compared to the first quarter of 2013. Based on the lower-than-expected start to the year, the Company provided expectations for FY 2013 revenue growth of 4-6% year-on-year.

Lionbridge management will conduct a conference call at 9:00 a.m. ET this morning to discuss financial performance for the quarter and other matters, including matters related to its future performance. To participate, callers within the United States can dial 800-857-9821 and international callers can dial 210-234-0023. The passcode for the call is Lionbridge. The conference call will also be available live via the Internet here.

Non-GAAP Financial Measures
In this release, the Company’s adjusted earnings and adjusted earnings per share are not presented in accordance with generally accepted accounting principles (GAAP) and are not intended to be used in lieu of GAAP presentations of results of operations. These measures are presented because management believes they provide additional information to investors with respect to the performance of our fundamental business activities. “Adjusted earnings” and “Adjusted Earnings per Share (EPS)” are Non-GAAP financial measures and should not be viewed as alternatives to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure for these measures are net income and diluted net income per share and has provided a reconciliation of GAAP net income to adjusted earnings and adjusted earnings per share at the end of this release.

About Lionbridge
Lionbridge enables more than 800 world-leading brands to increase international market share, speed adoption of products and effectively engage their customers in local markets worldwide. Using our innovative cloud technology platforms and our global crowd of more than 100,000 professional cloud workers, we provide translation, online marketing, global content management and application testing solutions that ensure global brand consistency, local relevancy and technical usability across all touch points of the customer lifecycle. Based in Waltham, Mass., Lionbridge maintains solution centers in 26 countries. To learn more, visit http://www.lionbridge.com.

This press release contains forward-looking statements that involve risks and uncertainties, including expected financial performance, expected revenue and gross margin growth and outlook, and the momentum, pace and strengthening of such growth, of Lionbridge in Q2 2013 and FY 2013, the benefits of restructuring activities and the timing thereof, and increase in demand for its new offerings. These forward-looking statements reflect management’s current views and Lionbridge does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law. Lionbridge’s actual experiences, actions, financial and operating results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include Lionbridge’s ability to provide and maintain high quality services at a competitive price and related customer satisfaction with such service delivery; the loss of or reduction in demand from one or more major client or customer, which would materially affect Lionbridge’s business; Lionbridge’s ability to expand its relationships with existing clients; the cost and timing of cost reduction and restructuring activities; Lionbridge’s ability to broaden its client base; the Company’s dependence on clients’ product releases, production schedules and procurement strategies to generate revenues; the Company’s ability to attract and integrate new operational leadership; the anticipated benefits of expansion of global language workflow technologies; the impact of competing language technology on the Company’s existing customer relationships and ability to secure new customers; the ability of Lionbridge to realize the expected benefits of its technology initiatives and acquisitions and the timing of the realization of such benefits; errors, interruptions or delays in SaaS-based technology or Web hosting; breaches of security measures; risks associated with the financial aspects of the subscription model utilized in connection with the its SaaS-based technology offerings; the cost, complexity, timing and speed of continued development and enhancements of real-time machine translation technology initiatives, including customer and user acceptance of the Company’s services and technologies; the termination of customer contracts or engagements prior to the end of their term; the size, timing and recognition of revenue from clients; the ability of Lionbridge to integrate acquisitions and expand its customer relationships and the timing and success of such activities; the impact of foreign currency fluctuations on revenue, margins, costs, operating results and profitability and the Company’s ability to successfully manage this exposure through hedge instruments and other strategies; the portion of the Company’s service engagements that are subject to the impact of foreign currency fluctuations; continued uncertainty and volatility in global economic conditions that could negatively affect demand for the Company’s services and technologies; reduced demand for the Company’s services that adversely impacts Lionbridge’s future revenues, cash flows, results of operations and financial condition; Lionbridge’s ability to perform services in lower cost operational locations and the timing of its transfer of service execution to such locations, and customer acceptance of service execution in such locations; risks associated with conducting business outside of the United States, including compliance with changing and potentially conflicting laws and regulations and expenses and delays associated with any such activities; longer collection cycles in particular jurisdictions; risks associated with competition; Lionbridge’s ability to forecast revenue, profitability, technology adoption, customer demand and operating results; changes in tax rates applicable to the Company and changes to the interpretations of applicable tax rates; changes in interpretation of statutory and regulatory positions by international tax authorities in countries in which Lionbridge conducts business; changes in interpretation of employment and tax positions by U.S. state and federal authorities; the failure of Lionbridge to keep pace with technological changes or changing customer needs; the risk of claims by third parties of intellectual property claims; the ability of Lionbridge to respond to fluctuations in the complexity, timing and mix of services required by customers; and Lionbridge being held liable for defects or errors in its service offerings. For a more detailed description of the risk factors associated with Lionbridge, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent filings with the SEC (copies of which may be accessed through the SEC’s website at http://www.sec.gov.

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012
Revenue ........................................	$113,670	$112,096
Operating expenses:
Cost of revenue (excluding depreciation and amortization shown separately below) ......................................................	81,882	78,173
Sales and marketing......................................................	9,149	8,509
General and administrative.......................................................	19,481	19,176
Research and development......................................................	1,656	1,362
Depreciation and amortization............................................ ...	1,800	1,645
Amortization of acquisition-related intangible assets.....................	828	480
Restructuring and other charges.............................................	724	284

Total operating expenses................................................	115,520	109,629

(Loss) income from operations.......................................................	(1,850)	2,467
Interest expense:
Interest on outstanding debt ..............................................	237	190
Amortization of deferred financing costs .................................	25	25
Interest income .....................................................................	26	20
Other expense (income), net .......................................................	292	(31)

(Loss) income before income taxes................................................	(2,378)	2,303
Provision for income taxes ......................................................	592	582

Net (loss) income......................................................	$(2,970)	$1,721

Net (loss) income per share of common stock:
Basic	$(0.05)	$0.03
Diluted	$(0.05)	$0.03
Weighted average number of common shares outstanding:
Basic	60,195	58,557
Diluted	60,195	59,662

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Amounts in thousands)

	March 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents................................................	$20,638	$25,797
Accounts receivable, net of allowances of $250 at March 31, 2013 and December 31, 2012......................................................	63,727	64,152
Unbilled receivables......................................................	24,559	22,127
Other current assets......................................................	13,163	11,729

Total current assets...................................................	122,087	123,805
Property and equipment, net......................................................	19,928	19,430
Asset held for sale......................................................	—	727
Goodwill ...............................................................	18,652	18,652
Other intangible assets, net......................................................	15,353	16,181
Other assets.....................................................................	5,144	5,262

Total assets......................................................	$181,164	$184,057

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable......................................................	$20,215	$19,897
Accrued compensation and benefits..................................	16,622	14,885
Other accrued expenses and current liabilities ......................	27,082	27,564
Deferred revenue.........................................................	8,082	9,277

Total current liabilities..........................................	72,001	71,623
Long-term debt...............................................................	26,700	26,700
Deferred income taxes, long-term...........................................	1,143	1,143
Other long-term liabilities....................................................	14,759	15,010

Total stockholders’ equity ...................................................	66,561	69,581

Total liabilities and stockholders’ equity........................	$181,164	$184,057

Reconciliation of GAAP Net (Loss) Income to Non-GAAP Adjusted EPS (Unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012
Net (loss) income...............................................................	$(2,970)	$1,721
Amortization of acquisition-related intangible assets..................	828	480
Stock-based compensation.................................................	1,650	1,385
Restructuring and other charges...........................................	724	284

Adjusted earnings......................................................	232	3,870
Fully diluted weighted average number of common shares outstanding	62,398	59,662
Adjusted EPS	$0.00	$0.06

Contact:
Sara Buda
Lionbridge
+1-781-434-6190
sara.buda@lionbridge.com